                                                                    EXHIBIT 2.1*


                      ASSET PURCHASE AND SALE AGREEMENT


        This ASSET PURCHASE AND SALE AGREEMENT is made as of the 12th day of November, 1997, (the "Agreement") by and between T&W Financial Services Company, LLC, a Washington company ("Buyer") and Transamerica Commercial Finance Corporation, a Delaware corporation ("Seller"), with its principal place of business located at 1701 Golf Road, Continental Towers II, Suite 500, Rolling Meadows, Illinois 60008.

        In consideration of the mutual promises and covenants hereinafter set forth and for value received, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

        1.1 DEFINITIONS. In addition to the capitalized terms defined elsewhere in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms defined in this SECTION 1.1 shall have the following meanings for all purposes of this Agreement:

        "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any Person shall mean (a) the ownership of 50% or more of the voting securities or other voting interests of such Person, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

        "Agreement" shall mean this Asset Purchase and Sale Agreement, all ancillary agreements, and all Exhibits and Schedules attached hereto, as the same may be amended from time to time in accordance with the provisions hereof.

        "Assignor" shall mean any Person that has financed Inventory or leased Vehicles and has assigned its rights in the Inventory, the finance agreement, lease and/or the Vehicles to the Seller.

        "Assignor Contract" shall mean any contract entered into by the Seller and an Assignor pursuant to which the Assignor's rights in the Collateral are assigned to the Seller.

        "Bankruptcy Exception" shall mean, in respect to any agreement, contract or commitment, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors' rights and remedies generally and, with respect to the enforceability thereof, any limitation imposed by general principles of equity, including, but not limited to, principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).


* Portions of this Agreement are omitted pursuant to a Confidential Treatment Request under 24b-2.

        "Business" shall mean all inventory floor plan financing and lease funding operations relating to Funeral Vehicles and all lease funding operations relating to, and leasing of, shuttle buses conducted by the Seller in the United States through its Specialty Vehicle Finance Division.

        "Business Day" shall mean any day other than a Saturday, Sunday or day on which the banks in Chicago, Illinois are authorized or obligated by law or executive order to be closed.

        "Buyer" shall have the meaning set forth in the preamble hereto.

        "Collateral" shall mean all Inventory and other personal or real property of any Dealer or Shuttle Bus Lessee in which the Seller or its predecessor or an Assignor has been granted a security interest pursuant to, or in connection with, any Contract to secure the performance by such Dealer or Shuttle Bus Lessee of its obligations under any Contract, which may include under the terms of the governing documentation, without limitation, any equipment, furniture, fixtures, contract rights, documents, instruments, accounts receivable, general intangibles, chattel paper and books and papers, any such property returned or repossessed by or on behalf of the Dealer, including such of the same as may be after-acquired property, and any and all accessions to, substitutions for, or proceeds thereof.

        "Confidentiality Agreement" shall mean that certain confidentiality agreement entered into between the Seller and the Buyer and its Affiliates, dated September 19, 1997.

        "Contract" shall mean a Dealer Contract, a Dealer Lease, a Manufacturer Contract, an Assignor Contract or a Shuttle Lease.

        "Contract Documents" shall mean all Contracts, Credit Supports and other documents related to or created in connection with a Contract and the related Credit Supports, including without limitation, security agreements, sales contracts, invoices, notices of shipment, schedules, receipts, evidences of insurance, manufacturers' statements of origin, financing statements, fixture filings, notations on vehicle or vessel titles or registration certificates, notification letters (both to and from the Seller) and other evidences of lien perfection, consignment agreements and related notification letters, storage agreements, landlords' waivers, mortgagees' waivers, powers of attorney, intercreditor agreements, shareholder subordination agreements, "dear dealer" letters, program letters, correspondence, UCC searches, credit reports, copies of charters and business licenses, credit reports obtained by the Seller, credit applications and supporting credit materials provided to the Seller by a Dealer, Manufacturer, Assignor, Shuttle Bus Lessee or Person providing a Credit Support, and all amendments, supplements and addenda thereto and related documents or memoranda (including, but not limited to, information stored on film or in electronic data form).

        "Credit Supports" shall mean all guaranties, recourse agreements, letters of credit, mortgages, deeds of trust, surety agreements and other agreements entered into by any Person or certificates of deposit or other assets deposited with the Seller to secure or enhance the performance of a Dealer, Manufacturer, Shuttle Bus Lessee or Assignor under a Contract, other than the Dealer Reserves.

        "Damages" shall mean, in respect of any obligation to indemnify any Person pursuant to the terms of this Agreement, any and all losses, claims, damages, liabilities, obligations, judgments, settlements, awards, demands, offsets, reasonable out-of-pocket costs, expenses and attorneys' fees (including any such reasonable costs, expenses and attorneys' fees incurred in enforcing such right of indemnification against any Indemnitor or with respect to any appeal), interest and penalties, if any, provided however, Damages shall not include any amounts for consequential, incidental or punitive damages or for loss of future profit or loss of goodwill.

        "Dealer" shall mean any Person engaged in the sale or lease of Vehicles in the United States for which the Seller provides inventory floor plan or lease financing through the Business.

        "Dealer Contract" shall mean any contract entered into by the Seller or any predecessor of the Seller or Assignor and any Dealer (including any addenda and amendments thereto and any assumptions thereof and any related program letters and arrangements relating to Dealer Reserves), including, without limitation, any and all security agreements or financing agreements arising out of the financing of Inventory or in the form of a working capital loan, pursuant to which the Seller is the creditor, secured party and/or obligee, whether directly or as an assignee.

        "Dealer Lease" shall mean any retail lease by a Dealer for Vehicles, which has been financed directly or indirectly by the Seller.

        "Dealer Reserves" shall mean the rate participation funds obtained from lessees under Dealer Leases for the benefit of a Dealer and credit enhancement funds held back from a Dealer to secure a Dealer's obligations under a Dealer Contract. Dealer Reserves do not include any internal or book reserves established by the Seller.

        "Employee" shall mean any employee of the Seller who has been assigned by the Seller on a dedicated and full-time basis to work in the Business as of the date of this Agreement.

        "Exhibit" shall mean any of several written Exhibits to this Agreement, each of which (a) is hereby incorporated into and made a part of this Agreement for all purposes, and (b) has been furnished to the Buyer in its final form in advance of the execution of this Agreement.

        "Floorplan Receivables" shall mean all of the Seller's (or an Assignor's) existing and future rights to payments under the Dealer Contracts and the related Credit Supports and shall include the right to payment of any interest or finance charges and any other obligations of such Dealer with respect thereto.

        "Funeral Vehicles" shall mean hearses and limousines used in the funeral industry.

        "GAAP" shall mean United States generally accepted accounting principles consistently applied, as in effect from time to time.

        "Income Tax" shall mean all Taxes based upon, measured by or calculated with respect to income, profits, gains or similar items (whether based on a regular or alternative tax base) including any interest, penalty or addition thereto.

        "Indemnification Event" shall mean any action, proceeding, claim or defensive position for which a Person is entitled to indemnification under this Agreement.

        "Indemnitor" shall mean the indemnifying Person in the case of any obligation to indemnify another Person established pursuant to the terms of this Agreement.

        "Interparty Claim" shall mean an Indemnification Event commenced or asserted against a party to this Agreement by another party to this Agreement or an indemnified party hereunder.

        "Inventory" shall mean all Vehicles owned by a Dealer, the purchase of which has been financed directly or indirectly under a Dealer Contract.

        "Lease Receivables" shall mean the sum of (a) all of the Seller's (or an Assignor's) existing rights to payments under the Dealer Leases and the related Credit Supports and shall include the right to payment of any interest or finance charges and other obligations of such Dealer with respect thereto, (b) all of the Seller's (or an Assignor's) existing and future rights to payments under the Shuttle Leases, and (c) the Lease Residuals, less (d) booked but unearned interest under the Dealer Leases and the Shuttle Bus Leases.

        "Lease Residuals" shall mean the residual value of each Vehicle, as set forth in the Dealer Lease and Shuttle Lease corresponding to such Vehicle.

        "Lien" shall mean any mortgage, pledge, lien, charge, security interest or other encumbrance of any nature whatsoever, including without limitation any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to execute and deliver any financing statement under the UCC of any jurisdiction.

        "Manufacturer" shall mean any manufacturer or distributor of Vehicles with respect to which the Seller provides inventory floor plan or lease financing in connection with the sale by such manufacturer of Vehicles to one or more Dealers.

        "Manufacturer Contract" shall mean any contract entered into by the Seller or any predecessor of the Seller or Assignor with any Manufacturer (including any related program letters, addenda and amendments thereto and any assumptions thereof) with respect to the financing of Inventory, the repurchase, remarketing or disposition of any Collateral, manufacturer recourse obligations or otherwise relating to the Business.

        "Manufacturer Discounts" shall mean any rights to any discounts, payments or other benefits which may become due to the Seller from any Manufacturer in connection with the Seller's financing a Dealer's acquisition of Inventory or with respect to any Inventory acquired from such Manufacturer by or on behalf of a Dealer.

        "Material Adverse Effect" shall mean, with respect to the Seller or the Business, a material adverse effect on the business, prospects or financial condition of the Purchased Assets (excluding the Excluded Assets and Excluded Liabilities), taken as a whole (other than any effect resulting from changes in
(a) prevailing interest rates, (b) general economic conditions affecting the Business or any competitors with respect to such Business, (c) levels of loan or lease delinquency or chargeoffs experienced by the Business, (d) law or applicable regulations, (e) GAAP or (f) departures or reactions of employees dedicated or assigned to the Business resulting from the decision to sell the Purchased Assets or any business announcement or the expectation of the consummation of the transactions contemplated by this Agreement. "Material Adverse Effect" shall mean, with respect to the Buyer, a material adverse effect on the Buyer's ability to consummate the transactions contemplated by this Agreement.

        "Net Assets" shall mean the sum of (a) the Lease Receivables and (b) the Floorplan Receivables, less (i) the Dealer Reserves, (ii) security deposits held under the Dealer Leases and the Shuttle Leases, (iii) amounts owed but not yet paid to Manufacturers for Inventory included in the Floorplan Receivables, and
(iv) amounts received from Dealers or Shuttle Bus Lessees to pay sales taxes owed and not yet paid.

        "Permitted Liens" shall mean (a) Liens set forth on SCHEDULE 1.1, (b) Liens shown in the Contracts, Credit Supports, or other Contract Documents or Dealer and Manufacturer files maintained by the Seller and included in the Purchased Assets, and (c) inchoate liens for Taxes that have accrued but are not yet due and payable or Taxes that are being contested by the Seller in good faith.

        "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Purchase Price Deposit" shall mean $500,000.

        "Receivables" shall mean all of the Lease Receivables and the Floorplan Receivables.

        "Regulatory Approvals" shall mean such approvals, consents and licenses of any Regulatory Authority necessary to be obtained for the lawful transfer of the Purchased Assets to the Buyer.

        "Regulatory Authority" shall mean any federal, state, local or other governmental (whether legislative, judicial, independent or executive) authority or instrumentality, domestic or foreign.

        "Schedule" shall mean any one of several written Schedules to this Agreement, each of which (a) is hereby incorporated into and made a part of this Agreement for all purposes, (b) has been initialed on the first page thereof by the President, one of the Executive Vice Presidents or one of the Vice Presidents of the Buyer and the Seller and (c) has been furnished to the Buyer in its final form in advance of the execution of this Agreement and/or the Closing Date, as the case may be.

        "Seller" shall have the meaning set forth in the preamble hereto.

        "Seller's Account" shall mean the account of the Seller, the account number of which will be contained in wiring instructions delivered by the Seller to the Buyer.

        "Seller's Knowledge " or "to the knowledge of the Seller" shall mean the actual and best knowledge of the Employees.

        "Settlement Date" shall mean the date five (5) Business Days after the date on which the Final Closing Statement is delivered to the Buyer and the Seller pursuant to SECTION 2.4(E) hereof.

        "Shuttle Bus Lessee" shall mean any Person who is the lessee under a Shuttle Lease.

        "Shuttle Leases" shall mean all leases between the Seller or an Assignor, as lessor, and lessees of shuttle buses.

        "Straddle Period" shall mean any Taxable period that begins before and ends after the Closing Date.

        "Tax" shall mean all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, and including any transferee or secondary liability in respect of any Tax (whether by law, contractual agreement or otherwise). "Taxes" and "Taxable" shall have correlative meanings.

        "Tax Laws" shall mean the Code, federal, state, county, local, or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

        "Tax Returns" shall mean all returns, declarations, reports, estimates and information returns and statements of any Person required to be filed or sent by or with respect to it in respect of any Taxes.

        "Third Party Claim" shall mean an Indemnification Event commenced or asserted, either affirmatively or defensively, against a party to this Agreement or an indemnified party hereunder by a Person who is neither a party to this Agreement nor an indemnified party hereunder.

        "Transamerica Marks" shall mean (a) the word "Transamerica," (b) the stylized pyramid logo of Transamerica Corporation, (c) any representation or other likeness of the Transamerica Building located at 600 Montgomery Street, San Francisco, California, (d) any trademark, trade name or service mark using or otherwise incorporating the prefix "Trans" and (e) any trademark, trade name or service mark using or otherwise incorporating the word "pyramid."

        "Transitional Services Agreement" shall mean an agreement between the Seller and the Buyer pursuant to which the Seller agrees to perform data processing and other services for the Buyer upon mutually satisfactory terms and conditions, including the payment for services provided, following the Closing.

        "UCC" shall mean the Uniform Commercial Code.

        "Vehicles" shall mean the Funeral Vehicles and the shuttle buses.

        1.2 OTHER DEFINITIONS. The following indicates the location in this Agreement of other terms defined herein:

        "Assumed Liabilities" shall have the meaning set forth in SECTION 2.1(c) hereof.

        "Closing" shall have the meaning assigned to the term in SECTION 3.1.

        "Closing Date" shall have the meaning assigned to the term in SECTION
3.1.

        "Closing Statement" shall have the meaning assigned to the term in
SECTION 2.4.

        "Consents" shall have the meaning assigned to the term in SECTION 6.5.

        "Estimated Purchase Price" shall have the meaning assigned to the term in SECTION 2.3.

        "Excluded Assets" shall have the meaning set forth in SECTION 2.1(b).

        "Final Closing Statement" shall have the meaning set forth in SECTION 2.4(b).

        "Indemnification Dispute" shall have the meaning set forth in SECTION 10.6.

        "Other Taxes" shall have the meaning set forth in SECTION 7.6 hereof.

        "Proprietary Information" shall have the meaning set forth in SECTION 12.3.

        "Purchase Price" shall have the meaning set forth in SECTION 2.3.

        "Purchased Assets" shall have the meaning set forth in SECTION 2.1(a).

        "Purchased Receivables" shall have the meaning set forth in SECTION 2.1(A)(II).

        "Representative" shall have the meaning set forth in SECTION 10.6.

        "Settlement Payment" shall mean an amount determined in accordance with the provisions of SECTION 2.4(D) hereof.

        "Tax Audit" shall have the meaning assigned to the term in SECTION 11.6(D).

        1.3 OTHER DEFINITIONAL PROVISIONS. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural and vice-versa. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Underlined references to Articles, Sections, Schedules and Exhibits shall refer to those portions of this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively.


                                   ARTICLE II
                               PURCHASE OF ASSETS;
                           PURCHASE PRICE AND PAYMENT

        2.1 PURCHASE AND SALE OF PURCHASED ASSETS AND ASSUMPTION OF LIABILITIES.

            (a) Upon the terms and subject to the conditions of this Agreement, at the Closing the Buyer shall purchase from the Seller, and the Seller shall sell to the Buyer, all of the Seller's right, title and interest in and to all of the following assets, properties, rights, contracts and claims as the same shall exist as of the Closing, with such changes, deletions or additions thereto from the date of this Agreement as are permitted under this Agreement (all of which are hereinafter collectively referred to as the "Purchased Assets"):

                (i) all Lease Receivables listed on SCHEDULE 2.1(A)(I),
            including all collections thereon received by the Seller subsequent to the Closing Date;

                (ii) all Floorplan Receivables listed on SCHEDULE 2.1(A)(II)
            (together with the Lease Receivables listed on SCHEDULE 2.1(A)(I)), the "Purchased Receivables"), including all collections thereon received by the Seller subsequent to the Closing Date;

                (iii) all Shuttle Leases relating to the Lease Receivables listed on SCHEDULE 2.1(A)(I);

                      (iv) all Dealer Contracts relating to the Floorplan
               Receivables listed on SCHEDULE 2.1(a)(ii);

                      (v) all Manufacturer Contracts, including, without
               limitation, all Manufacturer Contracts with the Manufacturers listed on SCHEDULE 2.1(a)(v), including the right to receive all payments to the Seller thereunder and, in particular, all related Manufacturer Discounts;

                      (vi) all Assignor Contracts;

                      (vii) all Credit Supports payable after the Closing Date;

                      (viii) all other Contract Documents to the extent they
               relate to the Purchased Receivables and the Contracts and Credit Supports described in the foregoing clauses (iii), (iv), (v),
               (vi) and (vii);

                      (ix) all Collateral under the Dealer Contracts, the Dealer
               Leases, the Manufacturer Contracts, the Assignor Contracts and the Shuttle Leases;

                      (x) all books, records and credit files with respect to
               any Dealer, Manufacturer, Assignor or Shuttle Bus Lessee which is an obligor under a Contract described in the foregoing clauses
               (iii), (iv), (v), or (vi), including, but not limited to, (A) books, records and files contained in computerized storage media and (B) books, records and files relating to Collateral, purchasing, accounting, sales, leasing, marketing, creditworthiness, taxes and banking relationships as the same shall apply to such Dealer, Manufacturer, Assignor or Shuttle Bus Lessee or to the Purchased Receivables or the transactions contemplated by this Agreement;

                      (xi) an original or copy of all business and financial
               records (other than records maintained by the Seller's legal staff, or prepared by or for the management of the Seller which do not relate to particular Dealers, Manufacturers, Assignors or Shuttle Bus Lessees ), files, books, form contracts and documents to the extent they relate directly to the Purchased Assets described in the other clauses of this SECTION 2.1(a), including, but not limited to, manuals and data, sales and advertising materials, sales distribution and purchase correspondence; and

                      (xii) all rights, claims, credits, causes of action or
               rights of set-off against third parties, directly arising out of the Purchased Assets described in the other clauses of this
               SECTION 2.1(a) and the right to commence suits against such parties for claims arising out of the Purchased Assets described in the other clauses of this SECTION 2.1(a).

               (b) EXCLUDED ASSETS. Notwithstanding any other provision of this Agreement to the contrary, all right, title and interest of Seller in and to the following (the "Excluded Assets") shall be retained (and not sold, transferred conveyed or delivered to the Buyer) by the Seller, and all of which are specifically excluded from the definition of "Purchased Assets": (i) any trademarks, service marks, copyrights, tradenames, tradestyles, logos, artwork or names of or utilized by the Seller or any of its Affiliates, and all registrations and applications therefor, including but not limited to the Transamerica Marks, (ii) any computer programs or other software owned or licensed by the Seller or any of its Affiliates, and (iii) any intangibles of the Seller and its Affiliates, (iv) any claim (including any claim for Tax Refunds with respect to any Tax Returns of the Seller or any of its Affiliates), setoff or other rights relating to the Purchased Assets arising on or prior to the Closing Date, and any claim (including any claim for Tax Refunds with respect to any Tax Returns of the Seller or any of its Affiliates), setoff or other rights relating to any other Excluded Assets, (v) all cash amounts on deposit on behalf of the Seller, including with banks and financial institutions, including as relates to the Purchased Assets and the Business,
(vi) all internal book reserves not constituting Dealer Reserves established by the Seller relating to the Purchased Assets, (vii) all licenses, permits, consents and approvals of or for the benefit of the Seller, (vii) any prepaid expenses relating to the Business, and (viii) and any assets not specifically constituting Purchased Assets.

               (c) LIABILITIES ASSUMED BY THE BUYER. The Buyer agrees to assume, pay, perform, fulfill and discharge all liabilities, debts, duties, payments and obligations arising from or in connection with or relating to the Business or any or all of the Purchased Assets or the use or operation of the Purchased Assets, as and when due, whether fixed, absolute, contingent, material, immaterial, matured or unmatured, arising after the Closing Date with respect to the Contracts and the Contract Documents (including the Seller's obligations thereunder with respect to (i) Dealer Reserves and (ii) advances approved but not yet funded) whether such obligations arise under such Contract or under a related Contract Document or otherwise (the "Assumed Liabilities").

        2.2 THE PURCHASE PRICE. The Buyer shall pay the Seller for the Purchased Assets a total purchase price (the "Purchase Price") equal to (a) [*] as of the Closing Date, plus (b) the difference between (i) the sum of the [*] as of the Closing Date, discounted by [*] as of the Closing Date.

        2.3 THE PURCHASE PRICE DEPOSIT AND ESTIMATED PURCHASE PRICE. On the date hereof, the Buyer shall pay the Seller the Purchase Price Deposit by wire transfer in immediately available funds to the account of Transamerica Specialty Finance, First National Bank of Chicago, Chicago, Illinois, Account No. 5105013, ABA No. 071000013. Buyer shall make a second payment to the Seller in the amount of an estimate of the Purchase Price (the "Estimated Purchase Price") based on the most recent information available to the Seller as of three (3) Business Days prior to the Closing Date as provided in SECTION 3.2.

* [Confidential Treatment Requested]

        2.4    CLOSING STATEMENT: SETTLEMENT PAYMENT.

               (a) Within twenty (20) Business Days after the Closing Date, the Seller shall deliver to the Buyer a closing statement, certified by an authorized officer of the Seller, showing the (i) the Lease Receivables, including the lease payments under the Dealer Leases and Shuttle Leases, the Residual Values and booked but unearned interest, (ii) the Floorplan Receivables, (iii) the Dealer Reserves, (iv) amounts owed but not yet paid to Manufacturers for Inventory included in the Floorplan Receivables, and (v) amounts received from Dealers or Shuttle Bus Lessees to pay sales taxes owed and not yet paid, each as of the Closing Date (the "Closing Statement").

               (b) Within 30 days of its receipt of the Closing Statement, the Buyer shall review the Closing Statement and shall deliver to the Seller a copy of such statement, modified to reflect all adjustments, if any, that the Buyer deems appropriate as the result of such review, together with a copy of all of the Buyer's working papers with respect thereto. Within 30 days of receipt of the Closing Statement as modified by the Buyer and the related working papers, the Seller shall accept such Closing Statement, as modified by the Buyer, or the Seller and the Buyer shall agree upon such further adjustments as may be required. In the event that the Seller does not accept the Closing Statement, as modified by the Buyer, and the Seller and the Buyer cannot agree upon further adjustments, the Seller and the Buyer shall follow the procedures set forth in
SECTION 10.6 of this Agreement for agreeing upon the Closing Statement. The Closing Statement, as accepted or agreed upon by the Seller and the Buyer, or as delivered to the Buyer and the Seller by the mediator, shall constitute the "Final Closing Statement" for the purposes of determining the amount of the purchase price to be paid by the Buyer to the Seller for the Purchased Assets pursuant to SECTION 2.2.

               (c) During the preparation and review of the Closing Statement and the period during which any dispute may be raised as contemplated by SECTION 2.4(b), the Seller and the Buyer shall provide each other with reasonable access, upon reasonable written notice and during normal business hours and without disruption to their normal business operations, to their respective premises, books, records (excluding documents prepared with respect to such dispute), and employees relating to the Business and the transactions contemplated hereby.

               (d) The Settlement Payment shall be an amount equal to the difference between (i) the Estimated Purchase Price paid by the Buyer to the Seller pursuant to the provisions of SECTION 2.3 and (ii) the Purchase Price required to be paid to the Seller by the Buyer for the Purchased Assets pursuant to SECTION 2.2.

               (e) On the Settlement Date, the Settlement Payment shall be paid, by wire transfer of immediately available funds, to an account designated prior to the Settlement Date by the recipient thereof, as follows:

                      (i) if the aggregate Purchase Price required to be paid by the Buyer to the Seller for the Purchased Assets pursuant to
               SECTION 2.2 exceeds the amount of the Estimated Purchase Price, the Buyer shall pay the Settlement Payment to the Seller;

               or

                      (ii) if the amount of the Estimated Purchase Price exceeds the aggregate price required to be paid by the Buyer to the Seller for the Purchased Assets pursuant to SECTION 2.2, the Seller shall pay the Settlement Payment to the Buyer.


                                   ARTICLE III
                                     CLOSING

        3.1 CLOSING. The consummation of the transactions provided for in this Agreement (the "Closing") shall take place at the offices of the Seller's counsel, Schiff Hardin & Waite, 7200 Sears Tower, Chicago, Illinois, at 9:00 a.m., Central Standard Time: (a) on a date which is at least two (2) Business Days after the satisfaction or waiver of the last of the conditions required to be satisfied or waived pursuant to ARTICLES VIII AND IX, or (b) at such other place, time or date as the parties shall agree upon in writing. The date on which the Closing is to occur is referred to herein as the "Closing Date."

        3.2 BUYER'S DELIVERIES. At the Closing, the Buyer shall deliver the Estimated Purchase Price. Such payment shall be made no later than 1:00 p.m. Central Standard Time on the Closing Date by wire transfer in immediately available funds to Seller's Account. The Buyer shall deliver all of the items required to be delivered to the Seller pursuant to ARTICLE IX of this Agreement.

        3.3 SELLER'S DELIVERIES. At the time of the Closing, the Seller shall make available to the Buyer at the Seller's offices in Rolling Meadows, Illinois, a copy of all of the tangible Purchased Assets, other than the titles listed on SCHEDULE 3.3. Promptly following the time of the Closing, if the Buyer so requests, the Seller shall pack and, at the Buyer's expense, ship for delivery to the Buyer at its offices in Tacoma, Washington, a copy of all of the tangible Purchased Assets not already located at the Buyer's offices. The Seller shall deliver all of the items required to be delivered to the Buyer pursuant to
ARTICLE VIII of this Agreement.


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

        The Seller hereby makes the following representation and warranties to the Buyer:

        4.1 ORGANIZATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly qualified or otherwise authorized to do business and is in good standing in each jurisdiction where the conduct of the Business and the ownership or lease of the Purchased Assets so requires.

        4.2 AUTHORIZATION. The Seller has the power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Seller and, assuming due execution, delivery and performance by the Buyer, constitutes a valid and legally binding obligation of the Seller enforceable against the Seller in accordance with and subject to its terms, except only as enforcement hereof may be limited by the Bankruptcy Exception. The execution and delivery of this Agreement by the Seller do not, and the consummation by the Seller of the transactions contemplated hereby and the performance by the Seller of the obligations which it is obligated to perform hereunder will not (a) violate any provision of the certificate of incorporation or by-laws of the Seller, (b) assuming all necessary consents and approvals are received, constitute a violation of any law, regulation, rule, statute, judgment, decree or order of any governmental authority applicable to the Seller or the Purchased Assets, or (c) result in the creation of any Lien on the Purchased Assets.

        4.3 OWNERSHIP OF THE PURCHASED ASSETS. The Seller has good and marketable title to the Purchased Assets, free and clear of any Liens other than Permitted Liens.

        4.4 CONTRACT DOCUMENTS VALID AND ENFORCEABLE. Each Contract to which the Seller is a party, assuming the due execution of a duly authorized Person on behalf of each other party thereto, is the legal, valid and binding obligation of each Person that is an obligor thereunder, arose out of a bona fide business transaction entered into in the ordinary course of business of the Seller and is enforceable by the Seller, in accordance with its terms, except only as enforcement may be limited by the Bankruptcy Exception. Except as set forth on
SCHEDULE 4.4, each Contract included in the Contract Documents to which the Seller is a party, is in full force and effect. The Seller has not received written notice of any claim, charge or threat that the Seller has breached any Contract.

        4.5 COMPLIANCE WITH LAW. To the knowledge of the Seller, the Seller is not in violation of any applicable law, statute, ordinance, order, rule or regulation promulgated or judgment entered by any Regulatory Authority relating to the operation or conduct of the Business or the ownership of the Purchased Assets, including, without limitation, the provisions of any federal, state, local or foreign law or regulation governing or pertaining to permissible charges in connection with the extension of credit or the billing or collection of obligations arising under the Contracts (including, but not limited to, usury laws), except for all violations in the aggregate which would not have a Material Adverse Effect on the Business.

        4.6 LITIGATION. Except as set forth on SCHEDULE 4.6, there are no actions, suits or judicial or administrative proceedings in any court or by or before any other governmental authority pending or threatened in writing against the Seller with respect to the Purchased Assets or the conduct of the Business that would singularly, or in the aggregate, have a Material Adverse Effect on the Business. There are no judicial or administrative actions, proceedings or investigations pending or threatened in writing that question the validity of this Agreement or of the transactions contemplated by this Agreement.

        4.7 CONDUCT OF BUSINESS - ABSENCE OF CERTAIN CHANGES. Since October 1, 1997, the Seller has materially complied with its customary procedures and policies in (i) extending credit or entering into a commitment to extend credit to any Dealer, (ii) collecting past due accounts and (iii) inspecting the Collateral held as Inventory by Dealers under the Dealer Contracts. Since October 1, 1997, the Seller has not terminated any Dealer, any Manufacturer, any Shuttle Bus Lessee or any Assignor.

        4.8 FINANCIAL DATA. The financial data set forth on SCHEDULE 4.8 with respect to the Business was derived from the books and records of the Seller and is true and correct in all material respects.

        4.9 BROKERS. No Person acting on behalf of the Seller or any of its Affiliates or under the authority of any of them is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with any of the transactions contemplated herein.

        4.10 NO OTHER WARRANTIES OR REPRESENTATIONS. Except as otherwise expressly set forth in this ARTICLE IV, the Seller makes no other warranties or representations. The Buyer disclaims any warranties, representations and indemnities not expressly set forth in this Agreement, whether express or implied, including but not limited to any warranties of merchantability, fitness for particular use, or as to the financial responsibility of the obligors to pay their obligations under the Contract Documents. The Seller does not warrant and represent, and has not in any way warranted or represented the collectibility, yield or enforceability of any Purchased Receivables or that any or all of the Purchased Receivables will be collectible or enforceable in any amounts.


                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

        The Buyer hereby makes the following representations and warranties to the Seller:

        5.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is duly qualified, licensed and in good standing in each jurisdiction where the Business will be conducted after the Closing Date.

        5.2 AUTHORIZATION. The Buyer has the power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Buyer, and assuming the due execution, delivery and performance by the Seller, this Agreement constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with and subject to its terms, except only as enforcement hereof may be limited by the Bankruptcy Exception. The execution and
                                       14
delivery of this Agreement by the Buyer do not, and the consummation by the Buyer of the transactions contemplated hereby and the performance by the Buyer of the obligations which it is obligated to perform hereunder will not (a) conflict with any provision of the certificate of incorporation or by-laws of the Buyer, (b) assuming all necessary consents and approvals are received, constitute a violation of any law, regulation, rule, statute, judgment, decree or order, or (c) result in the imposition of any Lien on the Purchased Assets.

        5.3 LITIGATION. There are no actions, suits or judicial or administrative proceedings pending in any court or by or before any other governmental authority pending or threatened in writing against the Buyer which would have a Material Adverse Effect on the Purchased Assets and the Business or which would prohibit the Buyer from entering into this Agreement or performing or consummating any of its obligations under or pursuant to this Agreement.

        5.4 BROKERS. No Person acting on behalf of the Buyer or any of its Affiliates or under the authority of any of them is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with any of the transactions contemplated herein.

        5.5 FUNDS. On the Closing Date, the Buyer will have the funds necessary to pay the entire Purchase Price and consummate its other obligations under this Agreement.

        5.6 THE BUYER'S DUE DILIGENCE. The Buyer represents that the Buyer is a sophisticated the Buyer and is very knowledgeable about the Business. The Buyer further represents that it has been advised by its independent professional, financial, legal, accounting and tax advisors of its own choosing and is aware of the risks inherent in owning and managing the Purchased Assets and the Business. The Buyer further represents that it has undertaken, at its own expense and to its own satisfaction, a review of the Purchased Assets and the Business as it deems necessary or advisable and that the Seller has not made, and the Buyer has not relied upon, any statements or representations by the Seller, including but not limited to any statements or representations relating to anticipated future performance of the Purchased Assets or any other statements or representations, excepting only those representations and warranties of the Seller expressly set forth in this Agreement, and the Buyer has utilized its sole judgment and discretion throughout the entire due diligence process.


                                   ARTICLE VI
                         AGREEMENTS PENDING THE CLOSING

        6.1 OPERATION OF THE BUSINESS. Between the date of this Agreement and the Closing, except as otherwise contemplated by this Agreement:

            (a) Except to the extent that the Buyer otherwise consents or as contemplated by this Agreement, the Seller will carry on the Business in the ordinary course of business.

               (b) The Seller shall not, without the prior written consent of the Buyer:

                      (i) waive or commit to waive any rights relating to the
               Business or Purchased Assets other than in the ordinary course of business;

                      (ii) enter into, assume or otherwise acquire any Contract
               relating to the Business, except in the ordinary and usual course of business and except where credit approval has been granted by the Seller in accordance with the Seller's customary requirements and procedures for granting such credit approval;

                      (iii) advance funds pursuant to any existing Contract,
               except in the ordinary and usual course of business and except where credit approval has been granted by the Seller in accordance with the Seller's customary requirements and procedures for granting such credit approval;

                      (iv) sell, lease, transfer or otherwise dispose of any of
               the Purchased Assets in any material amount other than in the ordinary course of business or as a result of the actions of Dealers, Shuttle Bus Lessees, Assignors or Manufacturers;

                      (v) change, or change the current enforcement of, any
               existing policy or procedure relating to the collection of Receivables or the inspection of Inventory; or

                      (vi) enter into any agreement (other than this Agreement)
               to do any of the things prohibited by the foregoing clauses (i) through (v).

        6.2 INVESTIGATION. Between the date of this Agreement and the Closing, the Seller shall provide the Buyer and the Buyer's representatives and agents with reasonable access, upon reasonable written notice and during normal business hours and without disruption to normal business operations to:

               (a) all financial records and statements, assets, financing documentation, licenses, contracts, standards, policies, insurance policies and information relating to operating routines used by the Seller in connection with the Business, and

               (b) all personnel responsible for such matters, including the Employees, for the purposes of conducting the Buyer's due diligence investigation.

        6.3 REGULATORY FILINGS. As soon as practicable following the date hereof (to the extent not already made), each of the Seller and the Buyer shall make or cause to be made by it or on its behalf all Regulatory Filings (if any) required to be made.

        6.4 PENDING OR THREATENED LITIGATION. Between the date of this Agreement and the Closing, the Seller and the Buyer shall inform each other, promptly upon obtaining knowledge thereof, of any pending or threatened litigation which reasonably could be anticipated to:

            (a) materially affect the Purchased Assets;

            (b) render inaccurate in a material respect any representation or warranty made by the Seller or the Buyer; or

            (c) prohibit or restrain or affect the consummation of the transactions contemplated hereby or the performance by the Seller or the Buyer of their respective obligations hereunder.

        6.5 CONSENTS TO ASSIGNMENT OF PURCHASED ASSETS. Prior to the Closing, the Seller and the Buyer shall jointly use their best efforts to obtain all documents, assignments, consents and acknowledgments from Dealers, Manufacturers, Assignors, Shuttle Bus Lessees and Persons providing Credit Supports required to enable the Buyer to obtain valid assignments of all of the Seller's right, title and interest in the Purchased Assets (the "Consents"), provided, however, that the Seller shall not be obligated to incur any expense in connection with obtaining such Consents. Within three (3) business days following the Closing Date, the Seller and the Buyer, at the Buyer's expense, shall jointly notify all Dealers, Manufacturers, Shuttle Bus Lessees and Assignors of the transactions contemplated hereby and the assignment to the Buyer of the Purchased Receivables, the related Dealer Contracts, the Seller's Interest in the Inventory financed thereby, the Dealer Leases, the Manufacturer Contracts, the Assignor Contracts and the Shuttle Bus Leases.

        6.6 OTHER NECESSARY TRANSFER INSTRUMENTS. The Seller shall execute and deliver all other instruments and shall take or cause to be taken all such further reasonable action as may be reasonable necessary: (a) to vest in the Buyer title to and possession of all the Purchased Assets free and clear of all liens other than Permitted Liens as of the Closing, and (b) to vest in the Buyer a lien in the Collateral as of the Closing, provided that, the Buyer shall pay all of the Seller's out-of-pocket expenses incurred in connection therewith and provided further that, in accordance with SECTION 12.2, the Seller shall have no obligation to file or pay filing fees or taxes associated with any documents of transfer, assignments or conveyances to the Buyer.

        6.7 BUYER COMMUNICATIONS WITH DEALERS OR MANUFACTURERS. Except for the communications contemplated by SECTION 6.5 or as may be agreed by the Seller, prior to the Closing, the Buyer shall not communicate with any Dealer, Manufacturer, Assignor or Shuttle Bus Lessee with respect to the transactions contemplated by this Agreement.

        6.8 TRANSITIONAL SERVICES. The Buyer and the Seller shall use their best efforts to negotiate prior to the Closing Date a mutually acceptable Transitional Services Agreement.

        6.9 OFFER OF EMPLOYMENT. The Buyer agrees that the Seller will continue to employ, prior to the Closing Date, for such periods as it deems reasonable in its sole discretion, the Employees. This provision is not intended to benefit any third party, including but not limited to any employees of the Seller. The Seller will permit the Buyer to extend offers or solicit the employment of the Employees, on any terms or conditions as the Buyer shall desire, and such offer shall be made in writing, conditioned only upon occurrence of the Closing, and shall require that any acceptance be communicated to the Buyer and the Seller in writing.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

        7.1 COOPERATION; RECORD RETENTION. The Buyer agrees to retain and preserve in good condition, for the greater of seven (7) years or pursuant to the Buyer's record retention policy, all records of the Seller delivered to the Buyer in connection with this transaction and in existence as of the Closing Date. The Buyer agrees that the Seller and its independent auditors shall have reasonable access to such books and records and have the assistance and cooperation of the appropriate personnel of the Buyer or its successors in the review of such books and records. The Buyer shall provide the Seller with such information requested by the Seller, and otherwise cooperate with the Seller as reasonably requested, including but not limited to with respect to matters relating to the Purchased Assets and the operation of the Business or the status of the Purchased Assets prior to the Closing Date, or to enable the Seller or its Affiliates to conduct any litigation or defend any claim.

        7.2 INSURANCE. Effective 11:59 p.m. on the Closing Date, all insurance, relating to the Purchased Assets, provided to the Seller through any insurance provider, including Transamerica Corporation's Risk Management Program, shall cease. The Buyer shall be responsible for obtaining all necessary and proper insurance coverage for the Purchased Assets and its operation of the Purchased Assets, at the Buyer's expense, from and after the Closing Date.

        7.3 USE OF TRANSAMERICA MARKS. As promptly as possible and in no event later than thirty (30) days after the Closing Date, the Buyer shall completely and permanently obliterate or remove from all Purchased Assets all Transamerica Marks, and in the event such Mark cannot be completely and permanently removed from any such Purchased Asset, the Buyer will promptly destroy such item. From and after the Closing Date, except as expressly permitted in the power of attorney referred to in SECTION 8.6 of this Agreement, the Buyer shall not (i) use in any manner the Transamerica Marks, or in any variation thereof, or any acronym based thereon or any logo incorporating any such Transamerica Mark or acronym or (ii) in any way represent that it is, or otherwise hold itself out as being, affiliated with the Seller or any of the Seller's Affiliates, including but not limited to Transamerica Corporation. Notwithstanding the foregoing, in connection with transition arrangements, the Buyer shall be entitled to use the word "Transamerica" in customer, regulatory and other routine communications but only to the extent necessary to describe the transactions contemplated by this Agreement.

        7.4 NON-SOLICITATION AGREEMENT. The Seller agrees that it shall not for a period of five (5) years after the Closing Date (a) solicit, directly or indirectly, any account of any Dealer for inventory financing of the purchase by the Dealer of any Funeral Vehicles or any shuttle bus of the type financed by the Seller on the date hereof; or (b) engage in the Funeral Vehicle and shuttle bus inventory finance and lease funding business as engaged in by the Seller on the date hereof, directly or indirectly, including through the ownership of stock (other than an investment of less than 50% of the capital stock of a publicly held corporation) of a business or unincorporated division or otherwise in the United States of America. Notwithstanding the foregoing, the Seller and its Affiliates shall be permitted to: (i) engage in advertising, solicitations and marketing campaigns, programs and other efforts not primarily directed or targeted at any Dealer, so long as such efforts are not based on or derived from the information contained in the Purchased Assets; (ii) respond to unsolicited inquiries by a Dealer; (iii) provide notices and communications relating to the transactions contemplated hereby in accordance with the provisions hereof; and (iv) use any names of or other information relating to Dealers for research, modeling or any other purpose not prohibited herein.

        7.5 FINANCIAL SERVICES BUSINESS. From and after the Closing Date, the Seller and its Affiliates may continue to directly or indirectly own, manage or operate any forms of financial services businesses including, but not limited to inventory or floor plan financing, receivables financing, equipment leasing, vendor leasing, lease financing and the like, and any other service business, without any restrictions other than as expressly imposed by SECTION 7.4.

        7.6 TAX MATTERS.

            (a) Allocation of Certain Taxes. The Buyer and the Seller agree that if the Business is permitted but not required under applicable state, local or foreign Tax Laws to treat the day before the Closing Date or the Closing Date as the last day of a taxable period, the Buyer and the Seller shall treat such day as the last day of the taxable period. Any Income Taxes for a Straddle Period shall be apportioned between the Seller and the Buyer based on the actual operation of the Business during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date (except that Income Taxes attributable to transactions or events occurring on the Closing Date shall be apportioned to the Seller only if such transactions or events are properly includible in the Seller's Affiliate's consolidated federal income Tax Return and shall otherwise be apportioned to the Buyer), and for purposes of the provisions of this SECTION 7.6, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). All Taxes other than Income Taxes ("Other Taxes") relating to a Straddle Period shall be apportioned between the Buyer and the Seller based on the number of days during the portion of such period occurring on and before the Closing Date, and the number of days during such period occurring after the Closing Date and for purposes of this SECTION 7.6, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). To the extent estimated Taxes have been paid prior to the Closing Date with respect to a Straddle Period, the Seller's liability with respect thereto shall be reduced by that amount; provided, further that if such payment of Taxes exceeds (or is less than) the Seller's liability as calculated pursuant to this
SECTION 7.6, the Buyer shall promptly pay the Seller the amount of such excess (or the Seller shall promptly pay the Buyer the amount of such shortfall). Upon timely notice from the Buyer, the Seller shall pay to the Buyer at least ten
(10) days prior to the date any payment for Taxes as described in this SECTION 7.6 is due, the Seller's share of such Taxes as described in this SECTION 7.6.

            (b) Tax Returns. The Buyer and the Seller and their respective Affiliates shall cooperate in the preparation of all Tax Returns relating in whole or in part to taxable periods ending on or before or including the Closing Date that are required to be filed after such date.

            (c) Refunds. The Seller shall be entitled to any refunds or credits of Taxes attributable to or arising in taxable periods ending on or before the Closing Date. The Buyer shall be entitled to any refunds or credits of Taxes attributable to or arising in taxable periods beginning after the Closing Date. The Buyer shall forward to the Seller or reimburse the Seller for any refunds or credits due the Seller after receipt thereof, and the Seller shall promptly forward to the Buyer or reimburse the Buyer for any refunds or credits due the Buyer after receipt thereof. Notwithstanding any other provision contained in this ARTICLE VII, neither the Seller nor the Buyer shall request any refund, overpayment or credit which will result in a tax detriment to the other party without either a consent of the other party or reimbursing the other party for the present value of such tax detriment as determined by nationally recognized tax counsel or a big four accounting firm.


                                  ARTICLE VIII
                   CONDITIONS TO THE OBLIGATIONS OF THE BUYER

        Unless such conditions are waived by the Buyer, the obligation of the Buyer to consummate the Closing under this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

        8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. The representations and warranties of the Seller contained in this Agreement and any representations or warranties of the Seller contained in any other documents, certificates or Schedules delivered by or on behalf of the Seller pursuant to this Agreement shall be true in all material respects at the Closing, as though made at and as of the Closing, and the Seller shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Seller at or prior to the Closing.

        8.2 CLOSING CERTIFICATE. The Seller shall have delivered to the Buyer a certificate of the Seller, substantially in the form of EXHIBIT A hereto, dated the Closing Date and signed on its behalf by its President or any Vice President in his or her respective representative capacity, certifying as to the fulfillment of the conditions to the obligations of the Buyer as set forth in this Agreement.

        8.3 NO LITIGATION. No action or proceeding shall have been instituted and remain pending before a Regulatory Authority to restrain, prohibit or otherwise challenge the sale of the Purchased Assets to the Buyer or the performance of the obligations of the parties under this Agreement, nor shall any Regulatory Authority have notified any party to this Agreement that the consummation of the transactions contemplated hereby would constitute a violation of the laws of the United States or any state thereof or of any other jurisdiction to which such authority is subject and that such authority intends to commence proceedings to restrain the consummation of such transactions, to force divestiture if the same are consummated or to modify materially the terms or results of such transactions, unless such authority shall have withdrawn such notice prior to what would otherwise have been the Closing Date.

        8.4 REGULATORY APPROVALS. All Regulatory Approvals shall have been obtained.

        8.5 DELIVERY OF BILLS OF SALE AND OTHER TRANSFER INSTRUMENTS. The Seller shall have executed and delivered to the Buyer a Bill of Sale and Assignment, substantially in the form of EXHIBIT B; the Buyer shall have received such other bills of sale, endorsements, assignments and other instruments of transfer and conveyance as shall have been reasonably requested by the Buyer to vest in the Buyer the Seller's full right, title and interest in the Purchased Assets; the Buyer shall have received from the Seller a limited power of attorney, substantially in the form of EXHIBIT C, permitting the Buyer only to endorse checks or drafts received after the Closing Date and to execute amendments to financing statements on behalf of the Seller; and the Seller shall permit the Buyer to take actual possession and operating control of the Purchased Assets at the Closing.

        8.6 NO MATERIAL ADVERSE CHANGE. Between the date of this Agreement and the Closing, there shall have occurred no change that has had a Material Adverse Effect on the Business.

        8.7 TRANSITIONAL SERVICES AGREEMENT. The Buyer and the Seller shall have entered into the Transitional Services Agreement.


                                   ARTICLE IX
              CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER

        Unless such conditions are waived by the Seller, the obligations of the Seller to consummate the Closing under this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

        9.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. The representations and warranties of the Buyer contained in this Agreement and any representations or warranties of the Buyer contained in any other documents or certificates delivered by or on behalf of the Buyer pursuant to this Agreement shall be true in all material respects at the Closing, as though made at and as of the Closing, and the Buyer shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Buyer at or prior to the Closing.

        9.2 CLOSING CERTIFICATE. The Buyer shall have delivered to the Seller a certificate of the Buyer, substantially in the form of EXHIBIT D hereto, dated the Closing Date and signed on behalf of the Buyer by its President or any Vice President in his or her respective representative capacity, certifying as to the fulfillment of the conditions to the obligations of the Seller as set forth in this Agreement.

        9.3 NO LITIGATION. No action or proceeding shall have been instituted and remain pending before a Regulatory Authority to restrain, prohibit or otherwise challenge the sale of the Purchased Assets to the Buyer or the performance of the obligations of the parties under this Agreement, nor shall any Regulatory Authority have notified any party to this Agreement that the consummation of the transactions contemplated hereby would constitute a violation of the laws of the United States or any state thereof or of any other jurisdiction to which such authority is subject and that such authority or body intends to commence proceedings to restrain the consummation of such transactions or to modify materially the terms or results of such transactions, unless such authority shall have withdrawn such notice prior to what would otherwise have been the Closing Date.

        9.4 REGULATORY APPROVALS. All Regulatory Approvals shall have been obtained.

        9.5 DELIVERY OF ASSUMPTION AGREEMENT. The Buyer shall have executed and delivered to the Seller an Assumption Agreement, in substantially the form of EXHIBIT E, and the Seller shall have received at the Closing such other instruments as may be reasonably requested by the Seller to effect the assumption by the Buyer of the Assumed Liabilities.

        9.6 CORPORATE APPROVAL. The sale of the Purchased Assets shall have received all required internal approvals of the Seller.

        9.7 TRANSITIONAL SERVICES AGREEMENT. The Buyer and the Seller shall have entered into the Transitional Services Agreement.


                                    ARTICLE X
                                 INDEMNIFICATION

        10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Seller or by the Buyer in this Agreement or in any certificate delivered pursuant to the terms hereof shall expire eighteen (18) months after the Closing Date.

        10.2 INDEMNIFICATION BY THE SELLER.

            (a) Subject to SECTIONS 10.2(B) and 10.4, the Seller shall indemnify and hold harmless the Buyer and each of its directors, officers, employees, agents and Affiliates from and against any and all Damages arising out of or based upon :

               (i) any breach of any representation or warranty made by the
            Seller in this

            Agreement or any Schedule incorporated by reference into any of Seller's representations or warranties, or in any certificate delivered pursuant to the terms hereof and not waived in writing by the Buyer;

               (ii) any failure to perform any covenant, agreement or
            undertaking on the part of the Seller contained in this Agreement;

               (iii) any act or omission of the Seller prior to the Closing
            Date;

               (iv) any suit, action or proceeding, whether governmental or private either (A) pending on or before the Closing Date and not expressly assumed by the Buyer in writing or (B) arising out of or based upon or relating to any act, event or occurrence prior to the Closing, including, without limitation, the matters listed on
            SCHEDULE 4.6; and

               (v) any and all Taxes that may be imposed on or assessed against the Seller or, if with respect to the operations of the Seller or its Affiliates, the Purchased Assets to the extent such liability relates to the Seller's ownership thereof.

            (b) The Seller shall have no obligation to indemnify the Buyer pursuant to SECTION 10.2(A) unless and until the aggregate amount of Damages incurred by the Buyer and its directors, officers, employees, agents and Affiliates exceeds $50,000, and then the Seller shall indemnify the Buyer and its directors, officers, employees, agents and Affiliates for the amount of such Damages in excess of $50,000; and provided further that the Seller's liability under SECTION 10.2(A), shall in no event exceed the Purchase Price.

        10.3 INDEMNIFICATION BY THE BUYER. Subject to SECTION 10.4, the Buyer shall indemnify and hold harmless the Seller and its directors, officers, employees, agents and Affiliates against any and all Damages arising out of or based upon or with respect to (a) any breach of any representation or warranty made by the Buyer in this Agreement or in any certificate delivered by the Buyer to the Seller pursuant to the terms hereof, (b) any failure to perform any covenant, agreement or undertaking on the part of the Buyer contained in this Agreement, (c) any act or omission of the Buyer on or after the Closing Date, and (d) any and all Taxes that may be imposed on or assessed against the Buyer or, if with respect to the operations of the Buyer or its Affiliates, the Purchased Assets to the extent such liability relates to the Buyer's ownership thereof.

        10.4 LIMITATIONS ON INDEMNIFICATION.

            (a) Neither party shall have any obligation to indemnify another party with respect to any Interparty Claim unless such Interparty Claim is commenced or asserted prior to the expiration date of the representation or warranty on which the claim for indemnification is based as set forth in SECTION
10.1. Neither party shall have any obligation to indemnify another party with respect to any breach of any representation or warranty made in this Agreement or in any certificate, Schedule,

Exhibit or other document delivered pursuant to the terms hereof in connection with a Third Party Claim, unless (i) the event giving rise to such Third Party Claim occurs on or prior to the expiration date of the representation or warranty on which the claim for indemnification is based as set forth in SECTION 10.1 and (ii) the indemnified party notifies the Indemnitor of such Third Party Claim in writing on or before such expiration date.

            (b) If an Indemnification Event arising as a result of a breach of a representation or warranty or failure to perform an obligation can be cured by an Indemnitor by means of the payment of money, the assumption of a liability or any other action by the Indemnitor, then the Indemnitor shall have the right to cure such Indemnification Event within 60 days after receiving notice thereof from the indemnified party and, upon so doing, shall have no further liability to the indemnified party with respect to such Indemnification Event. Failure to exercise such right to cure shall not adversely affect the rights or obligations of the Indemnitor. For purposes of this SECTION 10.4(B), a "cure" shall consist of (i) giving the indemnified party the "Benefit of the bargain", and (ii) reimbursing the indemnified party for its reasonable out-of-pocket expenses, other than salary and overhead, incurred as a result of the breach or default. Where the indemnified party is the Buyer, it shall be deemed to have received the "benefit of the bargain" if, as of the completion of the cure, (x) it is vested with the title to the Purchased Assets provided in this Agreement, (y) the Buyer's rights (as represented and warranted herein) to enforce the Purchased Receivables, Contracts and Credit Supports are not materially impaired by the Seller's breach or default, and (z) the Buyer is in substantially the same position it would have been in had the breach or default not occurred.

        10.5 PROCEDURES FOR THIRD PARTY CLAIMS. For the purposes of administering the indemnification provisions of this ARTICLE X with respect to Third Party Claims, the following procedures shall apply from and after the Closing Date:

            (a) Each indemnified party shall notify the Indemnitor of any Indemnification Event in writing within 30 days following the receipt of notice of the commencement of any action or proceeding or within 30 days of (i) the assertion of any Third Party Claim against such indemnified party or (ii) the discovery by such indemnified party of any loss giving rise to indemnity pursuant to SECTION 10.2 or 10.3. The indemnified party shall indicate in such notification whether such indemnified party is requesting indemnification with respect to such Indemnification Event and the amount of indemnification initially anticipated. In the case of a claim which is amended so as to give rise to an Indemnification Event, any 30-day notification requirement shall begin to run from the first day the indemnifying party receives notice that such Third Party Claim is amended to include any claim which is an Indemnification Event hereunder. The failure to give notice as required by this SECTION 10.6(a) in a timely fashion shall result in a waiver of any right to indemnification hereunder.

            (b) The Indemnitor shall be entitled (but not obligated) to assume the defense or settlement of any Third Party Claim, or to participate in any negotiations or proceedings to settle or otherwise eliminate any Third Party Claim. If the Indemnitor fails to elect in writing within five (5) Business Days of the notification referred to above to assume the defense, the indemnified party may engage counsel as provided herein to defend, settle or otherwise dispose of such Third Party Claim, which counsel shall be reasonably satisfactory to the Indemnitor, provided that the Indemnitor may nevertheless assume the defense at any time after such five-day period. During any period that the Indemnitor has not assumed the defense or settlement, the indemnified party shall provide the Indemnitor with advance notice in writing of all settlement agreements, dispositive pleading and dispositive hearings.

               (c) In cases where the Indemnitor has assumed the defense or settlement with respect to a Third Party Claim, the Indemnitor shall be entitled to assume the defense or settlement thereof with counsel of its own choosing, which counsel shall be reasonably satisfactory to the indemnified party; provided that (i) the indemnified party (and its counsel) shall be entitled to continue to participate at its own cost in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any claim for which indemnification is being sought (provided that the indemnified party shall not be entitled to settle without the approval of the Indemnitor, which approval will not be unreasonably withheld or delayed), and (ii) the Indemnitor shall not be entitled to settle, compromise, decline to appeal, or otherwise dispose of any such Third Party Claim without the consent or agreement of the indemnified party (which consent will not be unreasonably withheld or delayed); provided that if such consent is withheld and the proposed settlement includes as an unconditional term thereof the release of all indemnified parties from all liability with respect to the Third Party Claim, then, except as set forth in the next following sentence, the Indemnitor's liability shall be limited to the amount for which the Indemnitor agreed with the claimant to settle and the Indemnitor shall remain responsible for its costs and attorneys' fees to the date such settlement was rejected by the indemnified party and the indemnified party shall be responsible for the costs and attorneys' fees in respect of such Third Party Claim thereafter. If the indemnified party does not consent to a proposed settlement because the settlement requires the indemnified party to release a Person asserting a Third Party Claim from an obligation owing by such Person to the indemnified party (and the Indemnitor has not agreed to perform such obligation on behalf of such Person), or because the indemnified party reasonably determines that the terms (as distinguished from the fact or precedential value) of such settlement will have an adverse impact on the continuing operations of the indemnified party's business, then the obligations of the Indemnitor hereunder shall not be limited as provided in the foregoing sentence.

               (d) In no event shall an Indemnitor be liable to any indemnified party for the cost of employing or using in-house legal counsel regardless of whether such Indemnitor has, or has not, assumed the defense or settlement of such action, proceeding or claim.

               (e) In the event indemnification is requested, the relevant Indemnitor, its representative and agents shall have reasonable access upon reasonable written notice and during normal business hours, to the premises, books and records and employees of the indemnified party or parties seeking such indemnification to the extent reasonably necessary to assist it in defending or settling any action, proceeding or claim; provided, however, that (i) such access shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the indemnified party or parties and shall only take place in the presence of a representative of the indemnified party or parties unless otherwise so agreed, (ii) the indemnified party shall not be required to disclose any information with respect to itself or any of its Affiliates and shall not be required to participate in the defense of any claim to be indemnified hereunder, unless otherwise required or reasonably necessary to the defense of any claim to be indemnified hereunder, and (iii) the Indemnitor shall keep such information confidential and not use such information except in connection with the indemnification hereunder.

               (f) In the case of an Indemnification Event where the Seller is the Indemnitor, the Buyer shall treat any affected Receivables in the same manner as it treats Receivables in the same manner as it treats Receivables not subject to indemnification unless otherwise instructed by the Seller.

        10.6 PROCEDURES FOR INTERPARTY CLAIMS. Each indemnified party shall notify the Indemnitor of any Interparty Claim in writing within thirty (30) days of the discovery of such claim. In the event the Indemnitor disputes (the "Indemnification Dispute") the Interparty Claim, it shall be resolved in accordance with the procedures set forth in this SECTION 10.6. Each party shall designate a representative (each, a "Representative") to oversee compliance with each party's respective obligations under this SECTION 10.6. The Representatives shall meet (by conference telephone call or in person at a mutually agreeable site) to attempt to resolve the Indemnification Dispute. If the Representatives resolve the Indemnification Dispute, and payments is required, payment shall be made within five (5) Business Days. If no agreement is reached within thirty
(30) days after the date of the indemnified party's written notification of an Interparty Claim, the chief financial officer of each party shall meet (by conference telephone call or in person at a mutually agreeable site) to attempt to resolve the Indemnification Dispute. If the chief financial officers resolve the Indemnification Dispute, and payment is required, payment shall be made within five (5) Business Days. If no agreement is reached within sixty (60) days after the date of the indemnified party's written notification of an Intercompany Claim, the chief executive officer of the Buyer and the chief executive officer of the Seller shall meet (by conference telephone call or in person at a mutually agreeable site) to attempt to resolve the Indemnification Dispute. If the chief executive officers resolve the Indemnification Dispute, and payment is required, payment shall be made within five (5) Business Days. If no agreement is reached within ninety (90) days after the day of the indemnified party's written notification of an Interparty Claim, the Indemnification dispute shall be resolved by non-binding mediation.

        10.7 EXCLUSIVITY. Subsequent to the Closing, the indemnification provided in this ARTICLE X shall be the sole and exclusive remedy for breaches of this Agreement.

        10.8 DISCLAIMER OF CERTAIN DAMAGES. The remedies for breach of this Agreement shall be limited to actual and direct Damages (as such term is defined herein) and shall exclude any and all consequential, incidental, punitive, exemplary or indirect damages, all of which consequential, incidental, punitive, exemplary or indirect damages the Seller and the Buyer hereby expressly waive.

                                   ARTICLE XI
                                   TERMINATION

        11.1 TERMINATION OF AGREEMENT. This Agreement may be terminated and the transactions contemplated hereunder abandoned:

               (a) At any time prior to the Closing Date by the mutual written agreement of the Seller and Buyer;

               (b) By the Seller:

                      (i) if the Closing is not consummated on or before January
               31, 1998, unless the failure of such occurrence shall be due to the intentional failure of the Seller to perform or observe the covenants, agreements and conditions hereof to be performed or observed by the Seller at or before the Closing Date; or

                      (ii) if events occur which render impossible compliance
               with one or more of the conditions set forth in ARTICLE IX hereof and such conditions are not waived by the Seller; provided that such events did not result from any action or omission by the Seller which was within its control and which the Seller was not expressly permitted to take or omit by the terms of this Agreement.

               (c) By the Buyer:

                      (i) if the Closing is not consummated on or before January
               31, 1998, unless the failure of such occurrence shall be due to the intentional failure of the Buyer to perform or observe the covenants, agreements and conditions hereof to be performed or observed by the Buyer at or before the Closing Date; or

                      (ii) if events occur which render impossible compliance
               with one or more of the conditions set forth in ARTICLE VIII hereof and such conditions are not waived by the Buyer; provided that such events did not result from any action or omission by the Buyer which was within its control and which the Buyer was not expressly permitted to take or omit by the terms of this Agreement.

        11.2 EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to SECTION 11.1, all further obligations of the parties under this Agreement shall terminate without further liability of either party to the other, except that the parties shall remain subject to the provisions of SECTIONS 11.3 AND 12.2. In the event this Agreement shall be terminated pursuant to SECTION 11.1 as a result of the Seller's failure to observe the covenants, agreements and conditions hereof to be performed or observed by the Seller, the Seller shall return the Purchase Price Deposit to the Buyer.

        11.3 PROPRIETARY INFORMATION. Notwithstanding any provision herein to the contrary, in the event that this Agreement is terminated, the Buyer shall, upon the request of the Seller, promptly certify that it has destroyed (except to the extent that such information is included in the corporate minutes of the Buyer or otherwise required to be maintained by law) all written information about the properties, operations and assets of the Seller furnished or made available to the Buyer in connection with this Agreement or the transactions contemplated herein by the Seller or any of its Affiliates, directors, officers, employees or agents, regardless of the manner in which it was furnished or made available, together with all analyses, compilations, reports, studies, notes of conversations and other materials that are derived from such written information prepared by or on behalf of the Buyer or any of its Affiliates, directors, officers, employees or agents (all such information being referred to herein as "PROPRIETARY INFORMATION"), including all copies, reproductions, summaries, analyses or extracts of Proprietary Information in the possession of the Buyer or any of its Affiliates, directors, officers, employees or agents, and, unless otherwise agreed to in writing by the Seller, the Buyer shall not disclose or use in any way Proprietary Information, including, without limitation, Proprietary Information included in the corporate minutes of the Buyer.

                                   ARTICLE XII
                                  MISCELLANEOUS

        12.1 ENTIRE AGREEMENT AMENDMENT AND MODIFICATION; WAIVER OF PROVISIONS. This Agreement and the Confidentiality Agreement constitute the entire Agreement between the parties and supersede and cancel any and all prior agreements, written or oral, among them relating to the subject matter hereof. This Agreement may be amended, modified or waived only by a written instrument executed by all of the parties hereto. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, terms, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

        12.2 EXPENSES, TAXES AND FEES. The parties agree that fees and out-of-pocket expenses shall be paid as follows:

               (a) Fees and disbursements of counsel, consultants and accountants shall be paid by the party retaining such persons;

               (b) Each party shall bear its own expenses incurred with respect to any regulatory filings and obtaining all required Regulatory Approvals;

               (c) The Buyer shall be responsible for Taxes payable upon and in connection with the conveyance, transfer and recording the assignment to the Buyer of the Seller's security interest in the Collateral of the Purchased Assets to the Buyer and any other taxes arising from the transfer of the Purchased Assets to the Buyer; and

               (d) All other fees and out-of-pocket expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses.

        12.3 SUCCESSORS AND ASSIGNS; ASSIGNMENTS. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns. No party hereto may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other parties, and any such attempted assignment or delegation without such consent shall be null and void.

        12.4 FURTHER ASSURANCES. Each party will, whenever and as often as reasonably requested to do so by the other do, execute, acknowledge and deliver any and all such other and further acts, assignments, transfers, instruments of further assurance, approvals and consents as are necessary or proper in order to complete the transactions contemplated hereby.

        12.5 NO THIRD PARTIES BENEFITED. This Agreement is made and entered into for the protection and benefit of the parties hereto and their permitted successors and assigns, and no other Person shall be a direct or indirect beneficiary of or have any direct or indirect cause of action or claim in connection with this Agreement or any of the documents executed in connection herewith; provided, however, that those Persons expressly set forth in SECTIONS
10.1 AND 10.2 are intended beneficiaries of ARTICLE X, Indemnification.

        12.6 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Illinois, without giving effect to the choice of law provisions thereof.

        12.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute but one and the same instrument.

        12.8 CHOICE OF FORUM. Any judicial proceeding brought against any of the parties hereto with respect to this Agreement shall be brought in any court of competent jurisdiction in Cook County, Illinois, irrespective of where such party may be located at the time of such proceeding, and by execution and delivery of this Agreement, each of the parties to this Agreement hereby consents to the exclusive jurisdiction of any such court, agrees and consents that service of process may be made upon such party in any legal proceeding relating to the Agreement, and waives any defense or opposition to such jurisdiction.

        12.9 NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered in person or sent by registered mail or certified mail, postage prepaid and return receipt requested, by overnight courier service, by commercial delivery service, by facsimile transmission or by telex or other written form of electronic communication,

If to the Buyer:
                                       29

T&W Financial Services Company, LLC
6416 Pacific Highway East
Tacoma, Washington 98424
Attention: Paul Luke
Telecopy number: ____________

If to the Seller:

Transamerica Commercial Finance Corporation
1933 N. Meacham Road
Schaumburg, Illinois 60173
Attention: Richard Strickler
Telecopy number: ____________

With a copy to:

Transamerica Commercial Finance Corporation
1701 Golf Road, Continental Towers II, Suite 500
Rolling Meadows, IL 60008
Attention: General Counsel & Vice President of Corporate Development Telecopy number: (847) 734-7455 or to such other address as shall be furnished in writing by the Seller or the Buyer, as the case may be, to the other, and any such notice or communication shall be deemed to have been received as of the date so delivered or electronically transmitted or on the third day after being mailed.

        12.10 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        12.11 HEADINGS. The subject headings of this Agreement are included for purposes of convenience only and shall not affect the construction of any of its provisions.

        12.12 ANNOUNCEMENTS. Neither the Seller nor the Buyer shall issue any press release or otherwise make any public announcement with respect to the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld), except for any such press release or public announcement which may be required by law or pursuant to any listing agreement with any national securities exchange. Nothing in this SECTION 12.12 shall be deemed to limit the right of the Seller or the Buyer to communicate with their respective advisors or employees with respect to the transactions contemplated by this Agreement.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized as of the day and year first above written.


                                            T&W FINANCIAL SERVICES COMPANY, LLC

                                            By:
                                               ---------------------------------
                                            Title:
                                                  ------------------------------


                                            TRANSAMERICA COMMERCIAL FINANCE
                                            CORPORATION

                                            By:
                                               ---------------------------------
                                            Title:
                                                  ------------------------------

                                TABLE OF CONTENTS

ARTICLE I
        DEFINITIONS............................................................1
        1.1    Definitions.....................................................1
        1.2    Other Definitions...............................................7
        1.3    Other Definitional Provisions...................................8

ARTICLE II
        PURCHASE OF ASSETS;
        PURCHASE PRICE AND PAYMENT.............................................8
        2.1    Purchase and Sale of Purchased Assets and
                Assumption of Liabilities......................................8
        2.2    The Purchase Price.............................................10
        2.3    The Purchase Price Deposit and Estimated Purchase Price........10
        2.4    Closing Statement: Settlement Payment..........................11

ARTICLE III
        CLOSING...............................................................12
        3.1    Closing........................................................12
        3.2    Buyer's Deliveries.............................................12
        3.3    Seller's Deliveries............................................12

ARTICLE IV
        REPRESENTATIONS AND WARRANTIES OF THE SELLER..........................12
        4.1    Organization...................................................12
        4.2    Authorization..................................................12
        4.3    Ownership of the Purchased Assets..............................13
        4.4    Contract Documents Valid and Enforceable.......................13
        4.5    Compliance with Law............................................13
        4.6    Litigation.....................................................13
        4.7    Conduct of Business - Absence of Certain Changes...............14
        4.8    Financial Data.................................................14
        4.9    Brokers........................................................14
        4.10   No Other Warranties or Representations.........................14

ARTICLE V
        REPRESENTATIONS AND WARRANTIES OF THE BUYER...........................14
        5.1    Organization...................................................14
        5.2    Authorization..................................................14
        5.3    Litigation.....................................................15
        5.4    Brokers........................................................15
        5.5    Funds..........................................................15
        5.6    The Buyer's Due Diligence......................................15


ARTICLE VI
        AGREEMENTS PENDING THE CLOSING........................................15
        6.1    Operation of the Business......................................15
        6.2    Investigation..................................................16
        6.3    Regulatory Filings.............................................16
        6.4    Pending or Threatened Litigation...............................16
        6.5    Consents to Assignment of Purchased Assets.....................17
        6.6    Other Necessary Transfer Instruments...........................17
        6.7    Buyer Communications with Dealers or Manufacturers.............17
        6.8    Transitional Services..........................................17
        6.9    Offer of Employment............................................17

ARTICLE  VII
        ADDITIONAL AGREEMENTS.................................................18
        7.1    Cooperation; Record Retention..................................18
        7.2    Insurance......................................................18
        7.3    Use of Transamerica Marks......................................18
        7.4    Non-Solicitation Agreement.....................................18
        7.5    Financial Services Business....................................19
        7.6    Tax Matters....................................................19

ARTICLE VIII
        CONDITIONS TO THE OBLIGATIONS OF THE BUYER............................20
        8.1    Representations and Warranties; Performance of Agreements......20
        8.2    Closing Certificate............................................20
        8.3    No Litigation..................................................20
        8.4    Regulatory Approvals...........................................21
        8.5    Delivery of Bills of Sale and Other Transfer Instruments.......21
        8.6    No Material Adverse Change.....................................21
        8.7    Transitional Services Agreement................................21

ARTICLE  IX
        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER.................21
        9.1    Representations and Warranties; Performance of Agreements......21
        9.2    Closing Certificate............................................21
        9.3    No Litigation..................................................22
        9.4    Regulatory Approvals...........................................22
        9.5    Delivery of Assumption Agreement...............................22
        9.6    Corporate Approval.............................................22
        9.7    Transitional Services Agreement................................22


ARTICLE X
        INDEMNIFICATION.......................................................22
        10.1   Survival of Representations and Warranties.....................22
        10.2   Indemnification by the Seller..................................22
        10.3   Indemnification by the Buyer...................................23
        10.4   Limitations on Indemnification.................................23
        10.5   Procedures for Third Party Claims..............................24
        10.6   Procedures for Interparty Claims...............................26
        10.7   Exclusivity....................................................26
        10.8   Disclaimer of Certain Damages..................................26

ARTICLE XI
        TERMINATION...........................................................27
        11.1   Termination of Agreement.......................................27
        11.2   Effect of Termination..........................................27
        11.3   Proprietary Information........................................27

ARTICLE XII
        MISCELLANEOUS.........................................................28
        12.1   Entire Agreement Amendment and Modification;
                Waiver of Provisions..........................................28
        12.2   Expenses, Taxes and Fees.......................................28
        12.3   Successors and Assigns; Assignments............................29
        12.4   Further Assurances.............................................29
        12.5   No Third Parties Benefited.....................................29
        12.6   Governing Law..................................................29
        12.7   Counterparts...................................................29
        12.8   Choice of Forum................................................29
        12.9   Notices........................................................29
        12.10  Severability...................................................30
        12.11  Headings.......................................................30
        12.12  Announcements..................................................30


                                    EXHIBITS

Exhibit A - Seller's Closing Certificate
Exhibit B - Bill of Sale
Exhibit C - Power of Attorney
Exhibit D - Buyer's Closing Certificate
Exhibit E - Assumption Agreement

                                    SCHEDULES
                                    ---------

Schedule 1.1 - Permitted Liens

2.1(a)(i) - Lease Receivables

2.1(a)(ii) - Floorplan Receivables

2.1(a)(v) - Manufacturers

3.3 - Titles

4.4 - Contracts

4.6 - Litigation

4.8 - Financial Data